Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Kofax Australia Pty. Ltd.	Australia
Kofax Austria GmbH	Austria
Kofax Benelux NV/SA	Belgium
Kofax Produtos de Imagem DO Brasil Ltda.	Brazil
Kofax Danmark A/S	Demark
Kofax ME FZE	Dubai, United Arab Emirates
Kofax Finland Oy	Finland
Kofax France SAS	France
Kofax Deutschland AG	Germany
Kofax Development GmbH	Germany
Kofax Magyarország Kft.	Hungary
Kofax India Pvt Ltd.	India
Singularity Ltd.	Ireland
Kofax Italia S.r.l.	Italy
Kofax Japan Co. Ltd.	Japan
Kofax Jersey Ltd.	Jersey
Kofax Malaysia Sdn. Bhd.	Malaysia
Kofax Netherlands B.V.	Netherlands
ScanOptic Benelux B.V.	Netherlands
Kofax Northern Ireland Ltd.	Northern Ireland
Kofax Norge AS	Norway
KFX Portugal S.A.	Portugal
Limited Liability Company Kofax	Russia
Kofax Asia Holdings Pte. Ltd	Singapore
Kofax Singapore Pte. Ltd.	Singapore
Kofax Software Iberica S.A.U.	Spain
Kofax South Africa Ltd.	South Africa
Optiinvoice Technology AB	Sweden
Kofax Sverige AB	Sweden
Kofax Holding AG	Switzerland
Kofax Pooling AG	Switzerland
Kofax Schweiz AG	Switzerland
Kofax Development UK Holdings Ltd.	United Kingdom
Kofax Development UK Ltd.	United Kingdom
Kofax Holdings	United Kingdom
Kofax Holdings International Ltd.	United Kingdom
Kofax Investment Ltd.	United Kingdom
Kofax plc	United Kingdom
Kofax Resources Ltd.	United Kingdom
Kofax UK Ltd.	United Kingdom
Kofax US Holdings Ltd.	United Kingdom
Topcall UK Ltd.	United Kingdom
Atalasoft, Inc.	United States (Delaware)
Altosoft Corporation	United States (Delaware)
Kapow Technologies Holdings, Inc.	United States (Delaware)
Kofax Components Corporation	United States (Delaware)
Kofax Holdings Corporation	United States (Delaware)
Kofax, Inc.	United States (Delaware)
Kofax International, Inc.	United States (Delaware)
Singularity US Inc.	United States (Delaware)
Kofax Vietnam Co., Ltd.	Vietnam